Exhibit 99.1
                                                                    ------------



         NEWCASTLE INVESTMENT CORP.



Contact:                                                   FOR IMMEDIATE RELEASE
Lilly H. Donohue
Director of Investor Relations
212-798-6118

         Newcastle Announces Fourth Quarter and Year End 2004 Results
         ------------------------------------------------------------

   2004 Highlights

          - Total assets ended at $4.9 billion, a $1.4 billion increase from 2003.

          - Common equity book value totaled $734.2 million, or $18.42 per common share, up 54% from 2003.

          - FFO of $86.2 million, or $2.30 per diluted common share, up 11% from 2003 on a per diluted common share basis.

          - Income available for common stockholders of $92.3 million, or $2.46 per diluted common share, up 26% from 2003 on a per diluted common share basis.

          -    FFO return on average invested common equity was 14.5%.

          -    Declared total dividends of $2.425 per share of common stock.

          - Issued 8.4 million shares of common stock, raising net proceeds of approximately $222.8 million.

   Fourth Quarter 2004 Highlights

          - FFO of $0.57 per diluted common share, up 4% from fourth quarter 2003 on a per diluted common share basis.

          - Income available for common stockholders of $0.69 per diluted common share, up 33% from fourth quarter 2003 on a per diluted common share basis.

          -    Increased dividend to $0.625 per share of common stock.

          - Issued 1.6 million shares of common stock, raising net proceeds of approximately $50.1 million.

New York, NY. February 14, 2004 - Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended December 31, 2004, Funds from Operations ("FFO") were $22.6 million, or $0.57 per diluted common share, up from $16.2 million, or $0.55 per diluted common share for the quarter ended December 31, 2003. FFO excluding the effect of the reversal of accumulated depreciation from the sale of certain real estate properties was $27.5 million, or $0.69 per diluted common share. The Company generated a FFO return on average invested equity of 13.9% for the fourth quarter 2004 and 16.9% excluding the reversal of accumulated depreciation.

FFO for the year ended December 31, 2004 was $86.2 million, or $2.30 per diluted common share. FFO excluding the effect of the reversal of accumulated depreciation from the sale of certain real estate properties was $94.5 million, or $2.52 per diluted common share. The Company generated a FFO return on average invested common equity of 14.5% for the year ended December 31, 2004 and 15.8% excluding the reversal of accumulated depreciation.

For the three months ended December 31, 2004, income available for common stockholders was $26.9 million, or $0.69 per diluted common share, compared with $15.4 million, or $0.52 per diluted common share, in the fourth quarter 2003.

For the year ended December 31, 2004, income available for common stockholders was $92.3 million or $2.46 per diluted common share. For the quarter ended December 31, 2004, Newcastle declared a dividend of $0.625 per share of common stock. Dividends declared in 2004 totaled $2.425 per common share.

Our GAAP common equity book value was $734.2 million at December 31, 2004. For the year ended December 31, 2004, the Company's assets increased approximately 40%, with total assets at the end of the year of $4.9 billion, up from $3.5 billion at December 31, 2003.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

Selected Financial Data
(in thousands)
                                                                    Three Months Ended            Year Ended
                                                                     December 31, 2004         December 31, 2004
                                                                    ------------------         -----------------
Operating Data (Unaudited):
  Funds from operations                                                        $ 22,616                $ 86,201
    Income available for common stockholders                                     26,898                  92,321

                                                                           As of                     As of
                                                                     December 31, 2004         December 31, 2003
                                                                     -----------------         -----------------
Balance Sheet Data (Unaudited):
  Real estate securities                                                    $ 3,369,496             $ 2,192,727
  Real estate related loans                                                     591,890                 402,784
  Total assets                                                                4,932,720               3,550,299
  CBO bond obligations                                                        2,656,510               1,793,533
  Common stockholders' equity                                                   734,215                 476,863
  Preferred stock                                                                62,500                  62,500



Supplemental Real Estate Securities and Real Estate Related Loans Data (Unaudited):
                                                                                               December 31, 2004
                                                                                               -----------------
Real estate securities and real estate related loans*                                              $ 3,758,710
Percentage of total assets                                                                                 76%
Weighted average asset yield                                                                             6.27%
Weighted average liability cost                                                                          4.46%
Weighted average net spread                                                                              1.81%
Weighted average credit rating                                                                            BBB-
Weighted average asset credit spread                                                                       280
Percentage investment grade                                                                                70%
Number of securities and loans                                                                             455
* Excluding ICH loans (as disclosed in our SEC filings).

Wesley R. Edens, Chairman and Chief Executive Officer, commented, "We are pleased with our results for the quarter and the year. The Company's earnings continue to grow as we accretively deploy new capital. In 2004, our net income on a per share basis increased by 26%."

Capital Markets Activity

In November 2004, Newcastle issued approximately 1.625 million shares of common stock, raising net proceeds of approximately $50.1 million. In January 2005, Newcastle issued another 3.3 million shares of common stock for net proceeds of approximately $96.6 million.

Consistent with the Company's funding discipline, Newcastle financed a $606.2 million (face amount) portfolio of residential mortgage loans with three-year term debt. This portfolio was previously financed with short-term repurchase agreements.

Mr. Edens commented, "We successfully accessed the capital markets throughout 2004, raising over $220 million of equity. Since year end, we have raised another $100 million of equity capital. To date, substantially all of this equity has been invested or committed to new investments."

Fourth Quarter Investment Activity

During the fourth quarter, we purchased or committed to purchase approximately $911 million in face amount of real estate securities and real estate related loans. We sold approximately $21 million of securities with an average credit rating of BBB- during the fourth quarter of 2004 and closed on the sale of two Belgian properties.

     Real estate securities and real estate related loans. Total purchases in the quarter were 71% real estate securities and 29% real estate related loans with an average credit rating of BBB.

     Operating real estate. In the quarter, we closed on the sale of two Belgian properties. Upon sale of real estate, accumulated depreciation is reversed for purposes of calculating FFO. As a result of this sale, we recorded a net FFO gain of $0.4 million, or $0.01 per diluted share. The net FFO gain is comprised of gain on sale of $0.13 per diluted share ($5.3 million) and reversal of accumulated depreciation of $0.12 per diluted share ($4.9 million).

Kenneth Riis, Newcastle's President, commented "We had a highly productive fourth quarter, purchasing approximately $1 billion of assets. We continue to see good investment opportunities and have, since year end, purchased or committed to purchase approximately $533 million of new assets."

Real Estate Securities and Real Estate Related Loans

As of December 31, 2004, our aggregate $3.8 billion real estate securities and real estate related loan portfolio was well diversified with 455 securities and loans. Of such amount, 68% were fixed rate investments and the remaining 32% were floating rate. The portfolio consisted of 68% CMBS and REIT debt, 16% ABS, 5% agency RMBS, 6% B-note and mezzanine loans and 5% real estate loans and bank loans.

As of December 31, 2004, the average credit quality of our aggregate real estate securities and real estate related loan portfolio was BBB- and 70% of these investments were rated investment grade. Our average investment size was $8.1 million and our largest single investment was $86.7 million. The weighted average credit spread was 280 basis points as of December 31, 2004. The weighted average credit spread represents the yield premium on our investments over the comparable US Treasury rate or LIBOR.

The Company's business strategy is to invest in a diverse portfolio of moderately credit sensitive real estate debt investments. Our business model is to lock in the difference between the yield on our assets and the cost of our liabilities and optimize this difference, which we refer to as "net spread." Newcastle seeks to match fund these investments with respect to interest rates and maturities in order to minimize the impact of interest rate fluctuations on earnings, and to reduce the risk of refinancing our liabilities prior to the maturity of our assets. The Company's real estate securities and real estate related loan portfolio and the respective liabilities have a weighted average life of 5.37 years and 5.72 years. As of December 31, 2004, a 100 basis point increase in short term interest rates would increase our earnings by $730,000 per annum, or $0.018 per share.

Our real estate securities and real estate related loan portfolio continues to perform as expected. As of December 31, 2004, none of our owned securities or loans had defaulted, and there have been no principal losses in our real estate securities and real estate related loan portfolio to date. We continue to seek investments that will generate superior risk adjusted returns with a long-term objective of capital preservation and earnings stability in varying interest rate and credit cycles.

Conference Call

Management will conduct a conference call on February 15, 2004 to review the Company's fourth quarter financial results for the period ended December 31, 2004. The conference call is scheduled for 4:30 P.M. eastern time. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (888) 428-4473 ten minutes prior to the scheduled start of the call; please reference "Newcastle Fourth Quarter 2004 Earnings Call." International callers should dial (612) 332-0923.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. eastern time on February 22nd by dialing (800) 475-6701; please reference access code "767875." International callers should dial (320) 365-3844 to access the replay.

About Newcastle

Newcastle Investment Corp. invests in real estate securities, real estate related loans and other real estate-related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Newcastle Investment Corp. and to be added to our email distribution list, please visit www.newcastleinv.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to our ability to locate suitable investment opportunities and our expectation regarding the performance of our real estate securities and real estate related loan portfolios. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, continued ability to source new investments which we deem suitable for this portfolio, changes in the capital markets, including changes in interest rates and/or credit spreads; changes in the economy which might affect default rates; and other risks detailed from time to time in Newcastle's SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.


                                                      Newcastle Investment Corp.
                                                   Consolidated Statements of Income
                                               (dollars in thousands, except share data)


                                                                                  Three Months Ended
                                                                                  December 31, 2004             Year Ended
Revenues                                                                             (Unaudited)            December 31, 2004
                                                                                     -----------            -----------------
  Interest income                                                                         $ 65,737                 $ 226,674
  Rental and escalation income                                                               3,179                    13,502
  Gain on settlement of investments, net                                                     2,161                    17,970
                                                                                            ------                   ------
                                                                                            71,077                   258,146

Expenses
  Interest expense                                                                          42,621                   138,847
  Property operating expense                                                                 1,808                     7,281
  Loan and security servicing expense                                                          672                     3,057
  General and administrative expense                                                         1,121                     4,638
  Management fee to affiliate                                                                2,870                    10,620
  Incentive compensation to affiliate                                                        1,855                     7,959
  Depreciation and amortization                                                                346                      1,304
                                                                                              ----                     -----
                                                                                            51,293                   173,706
                                                                                            ------                   -------
Income before equity in earnings of unconsolidated subsidiaries                             19,784                    84,440
Equity in earnings of unconsolidated subsidiaries                                            4,131                    12,465
Income taxes on related taxable subsidiaries                                                 (794)                   (2,508)
                                                                                             -----                   -------
Income from continuing operations                                                           23,121                    94,397
Income from discontinued operations                                                         5,301                     4,018
                                                                                            ------                    -----
Net income                                                                                  28,422                    98,415
Preferred dividends                                                                        (1,524)                   (6,094)
                                                                                          --------                  -------
Income available for common stockholders                                                 $ 26,898                  $ 92,321
                                                                                         =========                 ========
Net income per share of common stock
  Basic                                                                                     $ 0.70                    $ 2.50
  Diluted                                                                                   $ 0.69                    $ 2.46
Income from continuing operations per share of common stock, after preferred dividends
  Basic                                                                                     $ 0.56                    $ 2.39
  Diluted                                                                                   $ 0.55                    $ 2.35
Income from discontinued operations per share of common stock
  Basic                                                                                     $ 0.14                    $ 0.11
  Diluted                                                                                   $ 0.14                    $ 0.11
Weighted average number of shares of common stock outstanding
  Basic                                                                                 38,941,003                36,943,752
  Diluted                                                                               39,662,680                37,557,790

Dividends declared per share of common stock                                               $ 0.625                   $ 2.425


                                                        Newcastle Investment Corp.
                                                      Consolidated Balance Sheets
                                               (dollars in thousands, except share data)


                                                                             December 31, 2004
Assets                                                                           (Unaudited)        December 31, 2003
                                                                                 -----------        -----------------
Real estate securities, available for sale                                       $ 3,369,496           $ 2,192,727
Real estate securities portfolio deposit                                              25,411                19,541
Real estate related loans, net                                                       591,890               402,784
Investments in unconsolidated subsidiaries                                            41,230                30,640
Operating real estate, net                                                            57,193               102,995
Real estate held for sale                                                             12,376                29,404
Residential mortgage loans, net                                                      654,784               586,237
Cash and cash equivalents                                                             37,911                60,403
Restricted cash                                                                       77,974                70,103
Derivative assets                                                                     27,122                25,512
Deferred costs, net                                                                    2,043                 2,010
Receivables and other assets                                                          35,290                27,943
                                                                            ----------------      ----------------
                                                                                $  4,932,720          $  3,550,299
                                                                            ================      ================
Liabilities and Stockholders' Equity
CBO bonds payable                                                                $ 2,656,510           $ 1,793,533
Other bonds payable                                                                  222,266               260,674
Notes payable                                                                        652,000               154,562
Repurchase agreements                                                                490,620               715,783
Derivative liabilities                                                                39,661                49,675
Dividends payable                                                                     25,928                16,703
Due to affiliates                                                                      8,963                 2,445
Accrued expenses and other liabilities                                                40,057                17,561
                                                                             ---------------       ---------------
                                                                                   4,136,005             3,010,936
                                                                             ---------------       ---------------
Stockholders' Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of Series B Cumulative Redeemable Preferred Stock, liquidation
  preference $25.00 per share, issued and outstanding                                 62,500                62,500
Common stock, $0.01 par value, 500,000,000 shares authorized,
  39,859,481 and 31,374,833 shares issued and outstanding at December 31,
  2004 and 2003, respectively                                                            399                   314
Additional paid-in capital                                                           676,015               451,806
Dividends in excess of earnings                                                     (13,969)              (14,670)
Accumulated other comprehensive income                                                71,770                39,413
                                                                            ----------------      ----------------
                                                                                     796,715               539,363
                                                                            ----------------      ----------------
                                                                                $  4,932,720           $ 3,550,299
                                                                            ================      ================


                                                      Newcastle Investment Corp.
                                               Reconciliation of GAAP Net Income to FFO
                                                            (In thousands)
                                                              (Unaudited)

                                                                   Three Months Ended     Year Ended December 31,
                                                                   December 31, 2004               2004
                                                                   ------------------     -----------------------
     Net income available for common stockholders                         $ 26,898                  $ 92,321
        Operating real estate depreciation                                     568                     2,199
        Accumulated depreciation on operating real estate sold             (4,850)                   (8,319)
                                                                          --------                  --------
     Funds from operations ("FFO")                                        $ 22,616                  $ 86,201
                                                                          ========                  ========


   We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

                                                      Newcastle Investment Corp.
                                     Reconciliation of GAAP Book Equity to Invested Common Equity
                                                            (In thousands)
                                                              (Unaudited)

                                                                                     December 31, 2004
     Book equity                                                                         $ 796,715
       Preferred stock                                                                    (62,500)
       Accumulated depreciation on operating real estate                                     8,498
       Accumulated other comprehensive income                                             (71,770)
                                                                                         ---------
     Invested common equity                                                              $ 670,943
                                                                                         =========